                                                                 EXHIBIT 10.16.2


                              AMENDMENT #1 TO LEASE
                                 (50 MINUTEMAN)


1.    Parties.

      This Amendment, dated as of March 19, 1997, is between 50 Minuteman Limited Partnership ("Landlord") and PictureTel Corporation ("Tenant").

2.    Recitals.

      2.1 Landlord and Tenant have entered into a Lease, dated August 26, 1996, for improved property located at 50 Minuteman Road, Andover, Massachusetts. This Lease, together with all amendments thereto, collectively is called the "Lease." Unless otherwise defined, terms used herein have the same meanings as those used in the Lease.

      2.2 Landlord and Tenant wish to amend the Lease. To accomplish this, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree and the Lease is amended as follows:

3.    Amendments.

      3.1 In Section 7.1(d), the phrase "(other than pursuant to Section 4(b))" is inserted after the phrase "terms of this Lease" in the third line thereof.

      3.2 In Section 18.3, the first two sentences are deleted and replaced by the following:

                  "Landlord will not unreasonably withhold or delay its consent to an assignment or sublease by Tenant, but Landlord may withhold its consent to any other Transfer (including, without limitation, any hypothecation or assignment for security purposes) arbitrarily and in its sole discretion."

      3.3 In Section 19.4, the second to last paragraph beginning with the words "In any case..." is deleted.

      3.4 The phrase "(or its successor)" is added after the phrase "Bank of Boston" in the sixth line of Section 22.2(e) and the fourth line of Section 24.17(a).

      3.5 Section 24.17(b) is deleted and the following is substituted therefor:

                  "(b) Each loan obtained from time to time by Landlord in
            compliance with this Lease which is secured by the Letter of Credit (other than the initial mortgage construction loan) sometimes is referred to as the "Letter of Credit Loan." Until and unless the Letter of Credit is drawn upon, starting as of one (1) year after the Commencement Date, and on each annual anniversary thereafter (or, if the Letter of Credit Loan has not funded within one (1) year after the Commencement Date, then starting as of fifteen (15) months and fifteen (15) days after the Commencement Date, and on each annual anniversary thereafter), the face amount of the Letter of Credit shall be reduced in an amount equal to the annual principal reduction that would result from a direct reduction loan amortization schedule, assuming an interest rate equal to the interest rate used to calculate principal amortization under the Letter of Credit Loan (such schedule to be provided or approved by the lender of the Letter of Credit Loan), which will have the effect of reducing the Letter of Credit to zero over the initial term of the Lease (as it may be extended pursuant to Section 4(b)) . However, subject to the foregoing but notwithstanding anything else to the contrary, even if the Letter of Credit has been drawn upon, if and to the extent that those amounts are repaid to Tenant, Tenant shall thereupon cause the face amount, and the amount that may again be drawn, under the Letter of Credit to be increased by an amount equal to the amount so repaid. (For example, if $2 Million were to be drawn under the Letter of Credit pursuant to Section 24.17(f), and if that $2 Million were then repaid, the face amount and the amount that could be drawn under the Letter of Credit again would be $7.8 Million.) Tenant shall cause the Letter of Credit to be renewed continuously on the same terms as described above for successive one (1)-year terms (or longer terms) so that the Letter of Credit is continuously maintained for a term expiring at the end of the initial term of the Lease (as it may be extended pursuant to Section 4(b)). Each succeeding Letter of Credit shall be effective on or before the date that the then-existing Letter of Credit expires. Tenant's failure to deliver these renewals of the Letter of Credit to the beneficiary at least thirty (30) days prior to each expiration date shall be a default under this Lease, and at the beneficiary's option, and notwithstanding anything to the contrary, the beneficiary shall have the immediate right thereon and thereafter to draw under the Letter of Credit for all or any portion thereof; provided, however, that if Tenant delivers the required renewal of the Letter of Credit to the beneficiary before the expiration of the existing Letter of Credit and before the beneficiary has drawn under the existing Letter of Credit, then Tenant shall be deemed to have cured such default."

      3.6 Section 24.17(d) is deleted.

      3.7 Exhibit "J" attached hereto is incorporated as part of and in addition to the rest of Exhibit "J" attached to the Lease.

      3.8 Tenant did not exercise and no longer has a third Purchase Option, and so Section 4 of Addendum #2 is deleted.

      3.9 Addendum #3, Addendum #4 and Addendum #5 are deleted, and Addendum #3, Addendum #4 and Addendum #5 attached to this Amendment, respectively, are substituted therefor.

4.    No Other Changes.

      Except as set forth above, the Lease remains unchanged and in full force and effect.

      IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment as of the date in Article 1 above.


50 MINUTEMAN LIMITED PARTNERSHIP       PICTURETEL CORPORATION

By: Niuna-50 Minuteman, Inc.,
    its general partner

                                       By: /s/ Authorized Signatory
                                          __________________________
                                          Name:
    By:  /s/ John Kusmiersky              Title:
       __________________________         Authorized Signature
       John Kusmiersky, President


                                       By: /s/ Authorized Signatory
                                          __________________________
                                          Name:
                                          Title:
                                          Authorized Signature

                                   ADDENDUM #3

                                  NET PROCEEDS


      1. Cash Proceeds. "Cash Proceeds" means: all cash proceeds actually received by or on behalf of Landlord that Landlord is permitted to retain (for example, if Landlord must refund an overpayment to Tenant or a third party, the amount refunded will not be deemed to be "retained" by Landlord nor shall it be a part of Cash Proceeds hereunder) from the sale, leasing (including base rent and additional rent), assignment, subleasing, initial financing (including, without limitation, the initial financing secured by the Premises and any financing secured by the Letter of Credit, but subject, however, to Addendum #7), refinancing, encumbrance, Condemnation or other disposition of all or any portion of the Premises or any interest therein (including any additional buildings constructed on the Premises), and any casualty and rental insurance proceeds received by or on behalf of Landlord that Landlord is permitted to retain in connection with all or any portion of the Premises, any loans, advances or capital contributions made to Landlord, indemnities paid by Tenant to Landlord and any interest or investment income received by Landlord on such cash proceeds. Notwithstanding the foregoing, Cash Proceeds do not include any amounts paid to or receivable by Landlord for, as a result of or in connection with: an exercise of any Purchase Options; Tenant's defaults, or any judgments, settlements or awards paid by Tenant or its Affiliates; amounts drawn under the Letter of Credit or the application(s) of any cash security deposit, or any late charges or interest payable by Tenant; the Transfer of any interest in Landlord or in any of its partners or other Control Affiliates; or development fees, management fees or fees in lieu thereof payable to Landlord or its Affiliates pursuant to this Lease or in connection with Landlord's Work or in connection with the construction of any additional buildings on the Premises or the enlargement or other modification of the Building or the rest of the Premises; or any Net Proceeds distributed or distributable to Landlord pursuant to Section 3 below.

      2. Costs. "Costs" means: all bona fide costs and expenses of any type paid by Landlord or its Affiliates, or reasonably anticipated by Landlord to be payable by Landlord or its Affiliates, for, as a result of or in connection with all or any portion of the Premises or any interest therein or any ownership, operation, management, maintenance, repair, restoration, replacement, improvement, leasing (other than the payment of Net Proceeds hereunder), financing, refinancing or Transfer by Landlord thereof (whether or not included as part of Operating Costs, but not including any sale or conveyance to any of Landlord's Control Affiliates), or the establishment and maintenance of Landlord's existence in good standing as an entity, or any rights or Liabilities in connection with any of the foregoing, including, without limitation, costs and expenses for: the acquisition, sale or other disposition of all or any portion of the Premises and any rights appurtenant thereto (including, without limitation, all costs for due diligence, investigations, remedial work, closing costs, escrow and title fees, legal fees, professional fees and commissions); Landlord's Work and all other labor, services and materials supplied to or for the benefit of the Premises (including any additional buildings constructed on the Premises) and/or Tenant under or in connection with this Lease (including, without limitation, costs for designers, architects, engineers, draftsmen, supervision, permits and approvals, development fees (other than those payable to Landlord or its Affiliates which are excluded from Cash Proceeds as set forth in Section 1 above), fees, profit and savings payable to construction managers, contractors and subcontractors, and all other reasonably related "hard" and "soft" costs); financing, refinancing and encumbrance of the Premises or any interest therein (including, without limitation, payment of all principal, interest, fees, commissions, appraisals, escrow and title fees, other closing costs, interest rate hedges, "caps" or "flors," and other costs in connection therewith and other amounts owed under any of the loan documents); the repayment of all bona fide capital contributions, loans or advances made by Landlord or its partners or their respective Affiliates (including, without limitation, the repayment of such amounts and commercially reasonable interest on such loans and a commercially reasonable rate of return on such contributions or advances, which in any case will be at least equal to the Bank of Boston's (or its successor's) prime rate plus one percent (1%), or the maximum rate permitted by law, whichever is less, and commercially reasonable closing costs, commissions and/or loan fees or similar fees in order to obtain such loans, contributions or advances); the payment and performance of all of Landlord's Liabilities and the exercise of Landlord's rights under or in connection with this Lease or the Premises or agreements in connection therewith (including, without limitation, costs for Taxes, Operating Costs, amounts in connection with Hazardous Substances and environmental protection, compliance will all Laws, indemnity and defense costs, and other costs in connection therewith and other amounts owed under any of the loan documents); attorneys' fees and other costs in connection with the defense or prosection of any litigation, proceedings, claims or counterclaims or as otherwise deemed necessary by Landlord; judgments, claims, awards or settlements, whether due to the fault of Landlord or its partners or otherwise; an amount per calendar year equal to forty percent (40%) of an amount (the "Tax Payments") equal to:
Landlord's taxable income (if any) in the prior calendar year (other than the taxable income resulting solely from the sale or the conveyance of the Premises) less the amounts paid to Landlord for that prior calendar year pursuant to this Subclause of this Section 2, and if in any year the Tax Payments are not fully paid, then the unpaid Tax Payments shall cumulate and be paid as Costs as soon as there are sufficient Cash Proceeds; the preparation of Landlord's annual audited financial statements and any other information to be provided y Landlord under this Lease (including audits of Net Proceeds) and tax returns; corporate or partnership license fees, filing fees, business and franchise taxes and fees, and similar charges; and reserves deemed reasonably necessary by Landlord in connection with any of the foregoing. Unless otherwise specifically agreed and set forth in this Lease (e.g., with respect to the interest rate on loans or the return on capital, or with respect to management fees or fees in lieu thereof, or budgeted development fees), amounts payable as Costs by Landlord to any of its Affiliates for services rendered shall not exceed the prevailing rates that would be payable to unaffiliated third parties in an arms-length transaction. Costs do not include any of the above amounts which are directly paid by Tenant or which are funded by insurance.

      3. Payment of Net Proceeds. "Net Proceeds" means, from time to time, an amount equal to the positive amount, if any, obtained by taking an amount equal to the current amount of Cash Proceeds and deducting therefrom an amount equal to the current amount of Costs. Prior to any distribution of Net Proceeds to any of Landlord's Control Affiliates, Landlord first will pay to Tenant Net Proceeds in amount equal to: the unrepaid Reconstruction Costs (if any) until the Reconstruction Costs have been repaid in full; and the unrepaid Cure Payments (if any) until the unrepaid Cure Payments have been repaid in full; and the reasonable costs and expenses incurred by Tenant in good faith to third parties in validly exercising its Right of Self Help as set forth in Section 14.4, but excluding therefrom any of such costs and expenses that otherwise would qualify as Operating Costs under Article 7. Thereafter, Landlord will pay to Tenant one-half (1/2) of all Net Proceeds available for distribution at the same times as Net Proceeds are distributed by Landlord to its Control Affiliates. These payments to Tenant will be deemed to be a reduction in Tenant's rent already paid from time to time under this Lease (although they may not be credited, offset or deducted against Tenant's current or future rent payments owed). Payments of Net Proceeds to Tenant during any year shall be subject to an annual reconciliation for that year (which shall occur after the end of that year), and any amounts overpaid to Tenant or owed by Landlord shall be adjusted in cash between the parties within thirty (30) days after such annual reconciliation is delivered. Upon Tenant's written request in each instance, Landlord will furnish to Tenant reasonable backup information for its annual reconciliations, including copies of Landlord's most recent financial statements. Within ninety
(90) days after delivery of each of Landlord's annual reconciliations, and upon at least fourteen (14) days' prior written notice to Landlord, not more than once in each calendar year Tenant may audit Landlord's books and records applicable to the period after the last annual reconciliation in order to verify the accuracy of Landlord's calculation of Net Proceeds. Such audit will be conducted only during regular business hours where Landlord maintains its books and records (which Landlord agrees will be in Massachusetts or California) and Tenant will deliver a copy of the audit to Landlord within fifteen (15) days after receipt by Tenant. All audits will be conducted at Tenant's cost and expense and shall be conducted only by Tenant or its designated professional representatives.

      4. Termination of Rights. Notwithstanding anything to the contrary, as of the date of the first occurrence of any or all of the following, at Landlord's election all of Tenant's rights and Landlord's obligations under or in connection with this Addendum will terminate and lapse completely, except that the entity that is the Landlord immediately prior to the occurrence of any or all of the following shall remain obligated to pay to Tenant (or at such entity's election credit against amounts owed by Tenant to such entity) Tenant's share of undistributed Net Proceeds (if any) existing as of the date of such occurrence:

            (a) The termination or expiration of this Lease in accordance with its terms.

            (b) A default by Tenant under this Lease.

            (c) The closing of any Purchase Option, or the closing of another bona fide sale or other conveyance by Landlord of all or any portion of the Premises, or any interest therein (which shall not be deemed to include an interest in Landlord), which sale or conveyance is not prohibited under this Lease, but Tenant's rights and Landlord's obligations with respect to Net Proceeds shall continue with respect to the portions of the Premises or interests therein, if any, still retained by Landlord and with respect to any Net Proceeds received by Landlord in connection with such sale or other conveyance (except with respect to a sale pursuant to a Purchase Option or a sale associated with an "LC Return" as defined in Subsection (d) below).

            (d) The sale or other conveyance by Landlord of all or any portion of the Premises or any interest therein, which sale or conveyance is not prohibited under this Lease, provided that prior to or on or about the closing of such sale or conveyance, the Letter of Credit is returned to Tenant undrawn (or if drawn upon, with any outstanding LC Advances repaid in full) and with no obligation on the part of Tenant to supply additional Letters of Credit under this Lease, and in such event Tenant shall not have any continuing rights nor shall Landlord have any continuing obligations with respect to Net Proceeds, whether received by Landlord in connection with such sale or conveyance or otherwise. The return of the Letter of Credit to Tenant as described above is called the "LC Return."

      5. Unaffected Parties. Notwithstanding anything to the contrary, Tenant's rights and Landlord's obligations under this Addendum will not be binding on and will not affect or otherwise apply in any way to:

            (a) Any party that, in a bona fide transaction, purchases or otherwise acquires all or any portion of the Premises or any interest therein, or its successors, assigns and purchasers, or their respective Affiliates (unless any such sale or conveyance is prohibited under this Lease); or

            (b) Landlord's Mortgagees, whether or not they take title to or acquire all or any portion of the Premises or any interest therein, and their successors, assigns and purchasers, or their respective Affiliates.

      6. Personal Rights. Notwithstanding anything to the contrary, the rights granted to Tenant under or in connection with this Addendum are granted to and may be exercised only by the Tenant originally named in this Lease, and they may not be exercised by anyone else (other than by an assignee to whom such rights have been entirely assigned pursuant to a valid assignment of this Lease, if at the time of such assignment the assignor and the assignee deliver to Landlord a jointly executed written notice stating unconditionally that the assignee has the right to exercise such rights), and Tenant shall not, and shall not have the right or power to, otherwise assign or Transfer any of these rights. If at the time of a valid assignment the assignor and the assignee deliver to Landlord a jointly executed written notice directing Landlord to pay a portion of the Net Proceeds otherwise payable to the assignee instead to the assignor, then Landlord will continue to pay that portion of the Net Proceeds to the assignor until and unless Landlord receives from the assignor and the assignee a jointly executed written notice changing such direction to Landlord and then Landlord shall pay in accordance with the new direction.

                                   ADDENDUM #4

                                PURCHASE OPTIONS


      1. Grant and Exercise. Provided that this Lease is in full force and effect and subject to the terms hereof, Landlord grants to Tenant two (2) options (the "Purchase Options") to purchase the Premises from Landlord, which Purchase Options must be exercised during the following periods:

            (a) The first (1st) Purchase Option can be exercised only during the first month of the fifth (5th) Lease Year.

            (b) The second (2nd) Purchase Option can be exercised only during the first month of the tenth (10th) Lease Year.

The Purchase Options can be exercised only by Tenant delivering unconditional written notice of exercise to Landlord as and when required together with a cashier's check or the wire transfer of funds to Landlord in an amount equal to five percent (5%) of the total purchase price under the applicable Purchase Option. These funds shall be placed by Landlord into a separate interest-bearing account or other mutually agreeable investment instrument and these funds and all interest earned thereon collectively are called the "Deposit." When and if the closing under the applicable Purchase Option occurs, the Deposit shall be credited against the cash portion of the purchase price payable by Tenant thereunder. If the Deposit is in excess of the cash portion of the purchase price payable by Tenant, the excess shall be returned to Tenant as of the closing. If for any reason Landlord does not actually receive this unconditional written notice of exercise and the Deposit as and when required, at Landlord's option the applicable Purchase Option will lapse and become null and void.

            At Landlord's election, the Purchase Options and all of Tenant's rights and Landlord's obligations under this Addendum and Addendum #5 shall lapse and become null and void if: (i) Tenant defaults under the rest of this Lease at any time prior to the exercise of a Purchase Option or any closing thereunder; or (ii) Tenant defaults under this Addendum, or defaults in connection with any closing under, or fails to close as required after the exercise of, a Purchase Option (a "Purchase Option Default"). If Tenant commits a Purchase Option Default Tenant also shall waive as against Landlord and its Affiliates all Liabilities and defaults (if any) of or by any of them under this Lease that directly arise from or in connection with the Purchase Option Default, and Landlord shall retain the Deposit as its sole and liquidated damages for the Purchase Option Default, and if Tenant commits more than one Purchase Option Default, at Landlord's election the Purchase Options and all of Tenant's rights and Landlord's obligations under this Addendum and Addendum #5 shall lapse and become null and void. (A Purchase Option Default is not the same as a default described in Section 4(c) of this Addendum.)

      2.    Purchase Price.

            (a) The cash portion of the purchase price for the Premises shall be payable by cashier's check or wire transfer of immediately available funds to or at the direction of Landlord and will be payable in full on or before the scheduled closing date. In addition to the cash portion of the purchase price, as of the closing Tenant shall either repay in full all mortgage loan(s) secured by the Premises, and any other loan secured by the Letter of Credit (if separate from such mortgage loan(s)), other than those that are Unpermitted Financing (the "Existing Loans") (including, without limitation, any prepayment or "breakage" fees or similar charges) or assume the Existing Loans, and in any case Tenant will cause the lender(s) to release Landlord and its Affiliates as of the closing from all Liabilities in connection with the Existing Loans and Tenant shall indemnify and hold Landlord and its Affiliates harmless from all further Liabilities in connection with the Existing Loans. In addition to the purchase price, Tenant shall pay all closing costs of any type (other than Landlord's attorneys' fees and costs), including, without limitation, commissions (if any) and the costs of deed stamps and documentary and transfer taxes and fees, surveys, title insurance, escrows, recording and other similar fees and costs. Base rent will be prorated between the parties as of the closing date, but there will be no other prorations or adjustments.

            (b) The cash portion of the purchase price for the Premises shall be never be less than zero, but otherwise shall be equal to the following amounts:

                  (i) For the first (1st) Purchase Option, an amount equal to:
(x) ten (10) times the "Current Base Rent Amount" (defined below); less (y) the "Existing Mortgage Balance" (as defined below). The "Current Base Rent Amount" means the scheduled annual base rent payable under this Lease as of the date of closing, without any deductions, offsets or abatements of any type, and including, without limitation, scheduled annual base rent payable in connection with any other space leased or agreed to be leased from Landlord in a new building or new buildings, or an enlargement of the Building, on the Premises. If an agreement has been entered into to lease such other space or a right to lease such other space has been exercised prior to closing but the full base rent applicable thereto has not commenced or cannot be accurately determined as of the closing, then the scheduled annual base rent applicable to that Purchase Option shall be reasonably estimated by Landlord. (As a hypothetical example, if the scheduled annual base rent at the closing is $2,352,900, the Current Base Rent Amount for the first (1st) Purchase Option would be $2,352,900.) The "Existing Mortgage Balance" means the outstanding principal balance (not including any prepayment or "breakage" fees or similar charges) as of the closing date under an exercised Purchase Option of any Existing Loans.

                  (ii) For the second (2nd) Purchase Option, an amount equal to:
(x) eight and one-half (8 1/2) times the Current Base Rent Amount; less (y) the Existing Mortgage Balance. As a hypothetical example, if the second (2nd) Purchase Option is validly exercised, the Current Base Rent Amount is $2,352,900, and as of the closing the Existing Mortgage Balance is $13 Million, then the cash portion of the purchase price payable to Landlord would be only $6,999,650 and Tenant would repay or assume the existing $13 Million mortgage loan secured by the Premises, for a total purchase price of $19,999,650.

      3. Closing. The closing under an exercised Purchase Option will occur at a location in Massachusetts and on a date specified by Landlord pursuant to written notice to Tenant, which date will be: during the last four (4) months of the fifth (5th) Lease Year (for the first (1st Purchase Option); and during the last four (4) months of the tenth (10th) Lease Year (for the second (2nd) Purchase Option). At the closing, Landlord will execute and deliver to Tenant a Massachusetts Quitclaim Deed (which will be subject to all matters of record and all title and survey exceptions), an affidavit of Landlord stating Landlord's U.S. taxpayer identification number and that Landlord is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended or Landlord shall provide the necessary forms if Landlord is a "foreign person") , and a blanket assignment to Tenant of all third party guaranties, warranties, permits, certificates, consents and approvals pertaining to the Premises that are assignable by Landlord, to the extent assignable at no cost or Liabilities to Landlord (unless Tenant advances such costs and discharges such Liabilities, in which case they shall be assigned to the extent assignable by Landlord).

      4.    Additional Terms.

            (a) Tenant specifically acknowledges and agrees that Landlord will sell and Tenant will purchase the Premises on an "as is with all faults" basis, subject to all exceptions to and defects of title, whether or not of record (but subject also to Tenant's rights and Landlord's obligations as set forth below), and that Tenant will not rely on nor will Landlord or any of its Affiliates be deemed to have made, any representations or warranties of any kind, express or implied including, without limitation, those in connection with the physical condition of the Premises (including, without limitation, any matters involving Hazardous Substances or compliance with any Laws), or the nature of title to the Premises, or the advisability of Tenant's purchase of the Premises). However, until and unless Tenant otherwise agrees in writing or defaults Landlord will not voluntarily execute any documents affecting title that materially adversely affect Tenant's operations or that render title to the Premises unmarketable (but easements, dedications or other documents for access, drainage, utilities or services (including cabling), curb cuts, or as otherwise may be needed to comply with applicable Laws or to enable Landlord to meet its obligations under this Lease or in connection with the construction of any new building(s) or the enlargement of the Building per this Lease, will not be deemed to be violations of this restriction). If this restriction is violated after the exercise of a Purchase Option, Tenant shall have the right to terminate that Purchase Option without liability and receive the Deposit back. Notwithstanding the foregoing, even if Tenant has validly exercised a Purchase Option, Tenant shall have the right to terminate that Purchase Option without liability (except for Landlord's out-of-pocket costs) and shall not be required to close the purchase if, after the exercise of the Purchase Option but prior to closing, there is a casualty that causes damage of the type and to the extent described in Section 16.2(b)(x) such that Tenant otherwise would have the right to terminate this Lease, and in the reasonable judgement of a qualified independent contractor hired by Landlord it will take more than two (2) years from the date of the damage to restore access or restore or replace the destroyed parking spaces or substantially complete the repairs that Landlord would have been required to make, and Tenant notifies Landlord of its intent to terminate within thirty (30) days after receiving the notice from Landlord's contractor, which shall be provided as soon as reasonably practicable after the damage occurs. If these circumstances occur, the closing date shall be extended as necessary to accommodate this thirty
(30)-day period. If Tenant does not so terminate, or if Tenant is not permitted to so terminate as a result of a casualty, as of the closing Landlord will assign to Tenant all casualty insurance proceeds otherwise payable to Landlord on account of the damage and all rights and claims in connection therewith (other than those which Landlord was entitled to receive for the period and/or for the work and services performed prior to the closing). Notwithstanding anything to the contrary, if Landlord is in the process of repairing or rebuilding casualty damage and Tenant subsequently validly exercises a Purchase
Option: Landlord will continue the process of repairing or rebuilding as otherwise required in this Lease until the closing date under the Purchase Option; Tenant will be deemed to have waived its right to terminate this Lease under Article 16, and its right to terminate the Purchase Option in connection with that casualty or any repairs or rebuilding in connection therewith; Landlord will assign to Tenant as of the closing all casualty insurance proceeds otherwise payable to Landlord on account of the damage and all rights and claims in connection therewith (other than those which Landlord was entitled to receive for the period and/or for the work and services performed prior to the closing), and Landlord shall assign to Tenant and Tenant shall assume all rights and Liabilities of Landlord under the contracts entered into in connection with the repair or rebuilding to the extent assignable and Tenant shall indemnify Landlord and its Affiliates for and hold them harmless from all Liabilities in connection therewith; and Landlord shall be obligated to continue to repair or rebuild after the closing date only if and to the extent actually agreed to by Landlord and Tenant in good faith and in writing at the time.

            (b) As of the closing, Tenant and its Affiliates will be deemed to have released and discharged Landlord and its Affiliates from, and to have waived, all Liabilities of any type, known or unknown, including, without limitation, Liabilities under or in connection with this Lease and/or the Premises (except as set forth in the last sentence of Subsection (c) below). As a condition to closing, Landlord may require that Landlord's Mortgagees release Landlord and its

Affiliates from Liabilities under or in connection with any Superior Leases or Mortgages. From and after the closing, Tenant shall indemnify, defend and hold Landlord free and harmless from all Liabilities under or in connection with this Lease and/or the Premises and/or the purchase thereof (except as set forth in the last sentence of Subsection (c) below).

            (c) Time is of the essence in this Addendum. If Tenant defaults hereunder after the closing under a Purchase Option or Tenant or Landlord defaults under any of the documents delivered by it in connection therewith, in addition to any rights and remedies available to each of the respective parties, each party shall have all rights and remedies at law and in equity, all of which are cumulative and not exclusive, including, without limitation, the right to require specific performance. The exercise of a Purchase Option or any closing as a result thereof shall not relieve Tenant or Landlord from any Liabilities for any defaults under this Lease, nor will they extinguish Liabilities for any indemnities or other obligations that survive pursuant to the terms of the rest of this Lease or this Addendum.

            (d) Notwithstanding anything to the contrary, as of the date of the first occurrence of any of the following, at Landlord's election all of Tenant's rights and Landlord's obligations under or in connection with this Addendum will lapse and become null and void upon:

                  (i) The expiration of the Lease term (as validly extended) or termination of this Lease in accordance with its terms prior to the exercise of a Purchase Option or any closing thereunder; or

                  (ii) The bona fide purchase or other acquisition of all or substantially all of the Premises by any person or entity (including, without limitation, Tenant or its Affiliates) other than by any of Landlord's Control Affiliates prior to the exercise of a Purchase Option and other than any sale or conveyance which is prohibited under this Lease; or

                  (iii) [INTENTIONALLY OMITTED]

            (e) Notwithstanding anything to the contrary, Tenant's rights and Landlord's obligations under or in connection with this Addendum will not be binding on and will not affect or otherwise apply in any way to Landlord's Mortgagees or their successors, assigns and purchasers, or their respective Affiliates, whether or not they take title to or acquire all or substantially all of the Premises.

      5. Personal Rights. Notwithstanding anything to contrary, the Purchase Options are granted only to and may be exercised only by the Tenant originally named in this Lease, and they may not be exercised by anyone else (other than by an assignee to whom the right to exercise a Purchase Option has been assigned pursuant to a valid assignment of this Lease, if at the time of such assignment the assignor and the assignee deliver to Landlord a jointly executed written notice stating unconditionally that the assignee has the right to exercise such Purchase Option) and Tenant shall not, and shall not have the right or power to, otherwise assign or otherwise Transfer any of the Purchase Options or any rights in connection therewith. Tenant may assign this Lease without granting to the assignee the right to exercise any or all of the Purchase Options, and in such event Tenant will retain the rights to exercise any Purchase Options whose exercise rights have not been validly assigned as set forth in this Addendum, if and only if Tenant has not become a Released Assignor in connection with its assignment of this Lease.

                                   ADDENDUM #5

                        RIGHT OF FIRST OFFER TO PURCHASE


      1.    Grant of Rights.

            (a) Subject to the terms of this Addendum, before Landlord sells or conveys the Premises during the initial Lease term (other than pursuant to a sale or conveyance to any of Landlord's Control Affiliates) Landlord shall notify Tenant in writing (the "Offer Notice") of the purchase price and the terms of payment thereof (e.g., all cash, or cash and purchase money financing or assumption of debt) that Landlord intends to accept for the Premises (the "Offer Price").

            (b) Within ninety (90) days after delivery of the Offer Notice, Tenant shall notify Landlord in writing that it unconditionally elects one of the three (3) following alternatives:

                  (i) To purchase the Premises for the applicable Offer Price and otherwise on the terms of this Addendum. (Tenant's election of the alternative described in this Subsection (i) is referred to as the "Purchase Election.")

                  (ii) To cause Landlord not to sell the Property, which prohibition on sale shall be effective only during the first ten (10) Lease Years. (Tenant's valid election of the alternative described in this Subsection
(ii) is referred to as the "No-sale Election.")

                  (iii) To permit Landlord to sell or convey the Premises in accordance with this Addendum and to continue to lease the Premises on the terms of this Lease. (Tenant's election of the alternative described in this Subsection (iii) is called the "Existing Lease Election.")

            (c) TIME IS ABSOLUTELY OF THE ESSENCE. If for any reason Landlord does not actually receive Tenant's unconditional written notice of election as and when required during the first nine (9) Lease Years, Tenant shall be deemed to have elected the No-sale Election. If for any reason Landlord does not actually receive Tenant's unconditional written notice of election as and when required after the first nine (9) Lease Years, Tenant shall be deemed to have elected the Existing Lease Election. At Landlord's election, all of Tenant's rights and Landlord's obligations under or in connection with this Addendum and Addendum #4 shall lapse and become null and void if Tenant defaults hereunder or under the rest of this Lease at any time prior to any closing hereunder, or if Tenant defaults in connection with any closing hereunder or fails to close as required after its election of the Purchase Election (an "Offer Default"). Any amounts payable under this Addendum in connection with the Purchase Election are deemed to be amounts payable under the Lease, and any default hereunder will be deemed to be a default under the Lease and in such case Landlord shall be entitled to all rights and remedies hereunder and under the rest of the Lease, including, without limitation, the right to require specific performance from Tenant. If Tenant commits an Offer Default, Tenant also shall indemnify and hold Landlord harmless from and against all Liabilities incurred by Landlord that arise from or in connection with the Offer Default.

      2. Purchase Election. If Tenant validly exercises the Purchase Election, then Landlord shall sell and Tenant shall purchase the Premises and the following terms and conditions of Addendum #4 are incorporated herein and shall apply with respect to this Addendum and such sale and purchase as if it were the sale and purchase under an exercised Purchase Option: Section 2(a) (except that the applicable purchase price and the terms of the payment thereof shall be as set forth in the Offer Price, or if there is an outstanding mortgage or mortgages on the Premises at such time Tenant shall assume the mortgage(s) and the cash portion of the Offer Price shall be deemed reduced by the outstanding principal balance of the mortgage(s) assumed); Section 3 (except that the closing date will be a date specified by Landlord that will be at least three (3) months but no more than six (6) months after Tenant's notice of election); and Sections 4(a), (b), (c) and (e).

      3. No-sale Election. If Tenant validly elects the No-sale Election, then:

            (a) Until and unless Tenant otherwise agrees in writing, or Tenant defaults under this Lease or Tenant's rights under this Addendum #5 terminate, or the tenth (10th) Lease Year expires (whichever is earliest), Landlord will not sell or convey the Premises except to one of Landlord's Control Affiliates or to Tenant or one of its Related Entities or pursuant to the exercise of a Purchase Option; and

            (b) If Tenant validly elects the No-sale Election with respect to a particular Offer Notice and the No-sale Election subsequently terminates or expires, if Landlord wishes to proceed with the transaction which is the subject of that particular Offer Notice, Landlord shall deliver to Tenant another Offer Notice for that transaction, and Tenant shall have the right to elect the Purchase Election or the Existing Lease Election in connection therewith in accordance with Section 1(b) of this Addendum, except that Tenant shall make such election within thirty (30) days after delivery of the new Offer Notice, rather than ninety (90) days as otherwise provided in Section 1(b).

      4.    Existing Lease Election.

            (a) If Tenant validly elects (or is deemed to have elected) the Existing Lease Election, then for the next twelve (12) months after Tenant's election, Landlord may not sell or convey the Premises (other than pursuant to a sale or conveyance to any of Landlord's Control Affiliates) for a purchase price which is less than ninety-seven percent (97%) of the applicable Offer Price without first delivering to Tenant a new Offer Notice with an Offer Price equal to such new, lower purchase price. If Landlord delivers such a new Offer Notice, then Tenant shall have the right to elect either the Purchase Election or the No-sale Election (if the tenth (10th) Lease Year has not yet ended) or the Existing Lease Election in accordance with the procedures established in Section 1 above, except that Tenant will have forty-five (45) days, and not ninety (90) days, within which to respond to Landlord's new Offer Notice. If within twelve
(12) months after Tenant validly elects (or is deemed to have elected) the Existing Lease Election in accordance with this Section 3 Landlord has not executed a binding agreement to sell or convey the Premises for a purchase price which is equal to or greater than ninety-seven percent (97%) of the new, lower Offer Price, or if Landlord has entered into such a binding agreement within the twelve (12)-month period but fails to close thereunder, then the terms and conditions in Section 1 above again will apply.

            (b) If Tenant validly elects (or is deemed to have elected) the Existing Lease Election, then Tenant will have the right, upon written request to Landlord, to participate reasonably and in good faith with Landlord in the negotiations conducted by Landlord to sell or convey the Premises, which negotiations will be subject to Landlord's control and direction. Tenant acknowledges and agrees that the manner and substance of these negotiations are critical to Landlord, and so Tenant will support Landlord's negotiating positions (provided that, unless Tenant otherwise agrees, such negotiating positions do not attempt to change Tenant's rights and obligations under this Lease) and will not attempt to delay, obstruct or hinder these negotiations. Landlord will have the right at any time and in its sole discretion to suspend, terminate or continue such negotiations and, subject to Subsection (a) above, Articles 6 and 7 of this Addendum and the parenthetical in the preceding sentence, to accept or reject terms offered by prospective buyers and to execute documents and agreements, binding or otherwise, in connection with a sale or conveyance of the Premises. Tenant shall not have the right or power nor shall it attempt to bind Landlord in connection with a sale or conveyance of the Premises or to deal directly or negotiate alone with any prospective buyer or its agents without Landlord's prior written consent.

      5. Termination of Rights. Notwithstanding anything to contrary, at Landlord's election all of Tenant's rights and Landlord's obligations under or in connection with this Addendum will lapse and become null and void upon:

            (a) The termination or expiration of the Lease term in accordance with its terms, prior to any closing hereunder; or

            (b) The bona fide purchase or other acquisition of all or substantially all of the Premises other than by any of Landlord's Control Affiliates prior to the valid exercise of the Purchase Election hereunder and other than any sale or conveyance which is prohibited under this Lease; or

            (c) As set forth in Section 9 below; or

            (d) At the end of the initial Lease term.

      6. No Sale to Direct Competitors. Unless and until Tenant's rights under this Addendum have lapsed or terminated, Landlord shall not sell or convey the Premises to: AT&T, Intel, VTEL Corp., and Sony.

      7. Restrictions on Landlord's Sale Rights. In addition to the other restrictions and limitations set forth in this Addendum on Landlord's right to sell or convey the Premises, until and unless Tenant defaults hereunder or the rest of the Lease, or the Lease expires or terminates, Landlord agrees that it will not sell or convey the Premises to anyone other than Tenant or any of its Control Affiliates or any of Landlord's Control Affiliates: for the first five
(5) Lease Years; or other than for cash or cash equivalents (which will be deemed to include, without limitation, purchase money financing and/or the purchaser assuming or taking subject to debt).

      8. Unaffected Parties. Notwithstanding anything to the contrary, Tenant's rights and Landlord's obligations under or in connection with this Addendum will not be binding on and will not affect or otherwise apply in any way to Landlord's Mortgagees or their successors, assigns and purchasers or their respective Affiliates, whether or not they take title to or acquire all or substantially all of the Premises.

      9. Personal Rights. Notwithstanding anything to contrary, the rights of Tenant in this Addendum are granted only to and may be exercised only by the Tenant originally named in this Lease, and they may not be exercised by anyone else (other than by an assignee to whom such rights have been entirely assigned pursuant to a valid assignment of this Lease pursuant to which Tenant has become a Released Assignor, if at the time of such assignment the assignor and the assignee deliver to Landlord a jointly executed written notice stating unconditionally that the assignee has the right to exercise such rights) and Tenant shall not, and shall not have the right or power to, otherwise assign or otherwise Transfer any of its rights under or in connection this Addendum. Tenant may assign this Lease without granting to the assignee the rights of Tenant under this Addendum, and in such event: Tenant will retain those rights if and only if

Tenant has not become a Released Assignor in connection with its valid assignment of this Lease; and Tenant no longer will have the right thereafter to exercise the No-sale Election, and if Tenant fails to make its written election as and when required it will be deemed to have elected the Existing Lease Election.